UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Quantum Fuel Systems

Technologies Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Notice of Annual Meeting of Stockholders

To Be Held on September 30, 2010

Quantum Fuel Systems Technologies Worldwide, Inc. will hold its Annual Meeting of Stockholders (“Annual Meeting”) at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612 on Thursday, September 30, 2010 at 1:30 p.m. PDT, or any adjournment or postponement thereof. A Proxy Statement and proxy card are enclosed with this Notice of Annual Meeting of Stockholders.

We are holding this Annual Meeting for the following purposes, as more fully described in the Proxy Statement:

1.	To elect two Class III directors to our Board of Directors to serve until the 2013 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending April 30, 2011;

3.	To authorize the Board of Directors, in its sole and absolute discretion without further action of the stockholders, to amend the Company’s Amended and Restated Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, $0.001par value, at a ratio of 1-for-20 at any time prior to February 28, 2011;

4.	To authorize the Board of Directors to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 20,000,000 (post-split) to 40,000,000, which increase will be conditioned upon and subject to stockholder approval of Proposal 3 and the Company’s implementation of the reverse stock split described therein; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Each of the proposals discussed above is described more fully in the accompanying proxy materials. We encourage you to read these materials carefully.

Only stockholders of record at the close of business on August 12, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and promptly return the enclosed proxy card, or vote via the Internet or the toll-free telephone number as instructed on your proxy card, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. You may revoke your proxy at any time. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person if you wish. If your shares are held in the name of a broker, trust, bank, or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

A copy of our 2010 Annual Report to Stockholders is included with this mailing.

By Order of the Board of Directors,

Kenneth R. Lombardo Corporate Secretary

Irvine, California

August 27, 2010

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 30, 2010:

The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the Annual Meeting, and 2010 Annual Report to Stockholders are available online at https://materials.proxyvote.com/74765E.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

PROXY STATEMENT

Page
Proposal 2: Ratification of Appointment of Independent Auditors	27
Pre-Approval of Services by Auditors	28
Required Vote	28
Proposal 3: Resolution Authorizing the Board of Directors to Amend the Company’s Amended and Restated Certificate of Incorporation to Implement a Reverse Stock Split of the Company’s Common Stock, Par Value $0.001 Per Share, at a Ratio of 1-for-20 at Any Time Prior to February 28, 2011	29
General	29
Reasons for the Reverse Stock Split	29
Board Discretion to Implement the Reverse Stock Split	30
Effects of the Reverse Stock Split	31
Treatment of Fractional Shares	32
Impact of the Proposed Reverse Stock Split if Implemented	32
Exchange of Stock Certificates	32
Accounting Consequences	33
No Appraisal Rights	33
No Going Private Transaction	33
Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split	33
Required Vote	35
Proposal 4: Amendment to Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	36
Required Vote	37
Proposals of Stockholders	38
Other Information	38
Other Business	39

ANNEX A	A-1
ANNEX B	B-1

ii

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on September 30, 2010

INFORMATION REGARDING PROXIES

General

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on Thursday, September 30, 2010 at 1:30 p.m. PDT at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, and at any adjournment thereof. These proxy materials are being first mailed to stockholders on or about August 27, 2010. The Company will pay the expenses of solicitation of proxies. Solicitation will be by mail. We will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company has engaged The Proxy Advisory Group, LLC to assist the Company in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please call (949) 399-4500.

Record Date, Issued and Outstanding Shares

Our Board of Directors has fixed the close of business on August 12, 2010 as the record date (“Record Date”) for the Annual Meeting. Only stockholders of record as of that date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date, there were 185,096,211 shares of our common stock issued and outstanding, which excludes 999,969 shares of our Series B non-voting common stock.

Quorum Requirement

The holders of shares representing a majority of the voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy in order for there to be a quorum. If the shares present, in person and by proxy, do not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. For purposes of determining if a quorum is present, abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote at the Annual Meeting.

Voting and Proxies

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Whether you hold shares directly as the stockholder of record or beneficially through a brokerage firm or financial institution, you may direct how your shares are voted without attending the meeting.

Voting Procedures for Record Holders

If on the Record Date your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, or you have unvested restricted stock awards, then you are a stockholder of record and, accordingly, may vote in person at the Annual Meeting or, alternatively, you may vote by proxy. If you want to vote by proxy, there are three ways you may vote:

1.	Access the Internet address on the proxy card and follow the instructions on that site;

2.	Call the toll-free number shown on the proxy card; OR

3.	Complete, date, sign and return the enclosed proxy card to the address provided on the proxy card.

Please have the proxy card in hand when voting by Internet or telephone.

Voting Procedures for Shares Owned in Street Name

If on the Record Date your shares were held in an account at a brokerage firm or financial institution, which is commonly referred to as your shares being held in “street name,” then you are the beneficial owner of those shares and the brokerage firm or financial institution holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you should have received voting instructions from the brokerage firm or financial institution holding your account along with these proxy materials. Simply follow the voting instructions given by the brokerage firm or financial institution to ensure your vote is counted. You are also invited to attend the Annual Meeting but, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy or letter from the brokerage firm or financial institution that holds your account that confirms you are the beneficial owner of the shares.

Revocation of Proxy

Any proxy given pursuant to this solicitation may be revoked at any time before it is voted either by (i) filing with our Corporate Secretary a written notice of revocation which must be dated later than the date of the proxy being revoked, (ii) duly executing a subsequent proxy with a later date than the previously delivered proxy and delivering it to our Corporate Secretary, OR (iii) attending the Annual Meeting and voting in person. If your shares are held in “street name,” you will need to bring a proxy or letter from the brokerage firm or financial institution that holds your account that confirms that you are the beneficial owner of those shares. Any written notice of revocation or subsequent proxy should be sent to the attention of our Corporate Secretary at 17872 Cartwright Road, Irvine, CA 92614.

Votes Required

Directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. Abstentions and broker non-votes will not be treated as votes cast with respect to the election of directors, and thus, will have no effect on the outcome of the election of directors. A “broker non-vote” occurs when a broker has not received voting instructions from a beneficial owner on a non-routine matter and therefore cannot vote such beneficial owner’s shares on the matter.

Approval of Proposal 2 requires the affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

Approval of Proposals 3 and 4 require the affirmative “FOR” vote of a majority of our outstanding stock entitled to vote as of the Record Date. Abstentions and broker non-votes will have the same effect as a negative vote on these proposals.

We believe that Proposals 2, 3 and 4 are routine matters under New York Stock Exchange Rule 452, and thus, we do not expect there to be any broker non-votes with respect to these proposals.

No matter currently is expected to be considered at the Annual Meeting other than Proposals 1 through 4, which are set forth in the accompanying Notice of Annual Meeting of Stockholders, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), gives our Board of Directors the authority to fix from time to time the size of our board; provided that, the number shall not be less than four nor more than eleven. The size of our board is currently fixed at seven members. In accordance with our Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”), the terms of office of our Board of Directors are divided into three classes as nearly equal in size as possible with staggered three-year terms: Class I, whose term will expire at the annual meeting of stockholders for fiscal year 2011, Class II, whose term will expire at the annual meeting of stockholders for fiscal year 2012, and Class III, whose term will expire at the upcoming Annual Meeting for the fiscal year 2010 to be held on September 30, 2010. Our Class I directors are Paul E. Grutzner, Brian A. Runkel and Carl E. Sheffer, our Class II directors are G. Scott Samuelsen and Jonathan Lundy, and our Class III directors are Alan P. Niedzwiecki and Dale L. Rasmussen.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. The classification of our Board of Directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company.

Pursuant to our strategic alliance with General Motors, LLC (“General Motors”), successor to General Motors Corporation, we agreed to nominate one individual designated by General Motors to our Board of Directors during the term of the strategic alliance. In addition, General Motors is also entitled to designate a non-voting “ex-officio” member of the Board of Directors during the term of our strategic alliance. The non-voting observer has no authority to exercise the powers of a director in the management of our company. As of the date of this Proxy Statement, General Motors has not presented a director nominee for stockholder vote, nor has it designated a non-voting observer.

Voting Information

Although our Board of Directors anticipates that each nominee will be available to serve as a director, if either do not accept the nomination, or are otherwise unwilling or unable to serve, our board may do one of three things: recommend a substitute nominee, in which case your proxy will be voted FOR the substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy at a later date in accordance with our Bylaws.

A stockholder submitting a proxy may only vote on the nominees named in this Proxy Statement for election to our Board of Directors. Directors are elected by a plurality of votes. Abstentions and broker non-votes, while included for purposes of satisfying the quorum requirement for the Annual Meeting, will have no effect on the vote. The persons designated in the enclosed proxy will vote your shares FOR each nominee unless instructions otherwise are indicated in the enclosed proxy.

Information About Directors and Nominees for Election

Below is the name and age of each nominee standing for election at the Annual Meeting and for each of our other directors, the year in which each first became a director, his principal occupation and certain other pertinent information:

Nominees for Election for a Term Continuing Until the Annual Meeting for Fiscal Year 2013

Alan P. Niedzwiecki, age 53, has served as our President and on our Board of Directors since February 2002, and was appointed as our Chief Executive Officer in August 2002. Mr. Niedzwiecki served as our Chief Operating Officer from November 2001 until he was appointed as our Chief Executive Officer in August 2002.

From October 1999 to November 2001, Mr. Niedzwiecki served as our Executive Director of Sales and Marketing. From February 1990 to October 1999, Mr. Niedzwiecki was President of NGV Corporation, an engineering and marketing/commercialization consulting company. Mr. Niedzwiecki has more than 25 years of experience in the alternative fuels industry in product and technology development and commercialization relating to mobile, stationary power generation and refueling infrastructure solutions. Mr. Niedzwiecki is a graduate of Southern Alberta Institute of Technology. Mr. Niedzwiecki also serves on the board of directors of Fisker Automotive, Inc. (“Fisker Automotive”), Advanced Lithium Power Inc. (“ALP”) and Quantum Solar Energy, Inc. (“Quantum Solar”).

Dale L. Rasmussen, age 60, has served as a member of our Board of Directors since October 2000, and was appointed as Chairman of the Board in February 2002. On May 1, 2006, Mr. Rasmussen became a full-time employee of the Company. His areas of responsibility include acquisitions, joint ventures, strategic alliances and investor and stockholder relations. Mr. Rasmussen was the Senior Vice President and Secretary of IMPCO Technologies, Inc., a Delaware corporation, from 1989 through 2005. Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for twelve years and was responsible for managing the bank’s investment portfolio and branch and corporate development. Mr. Rasmussen is a graduate of Western Washington University and Pacific Coast Banking School, University of Washington. Mr. Rasmussen also served as Chairman of the Board for Fisker Automotive from November 2007 until January 2010, and currently serves on the board of directors of ALP and Quantum Solar.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THESE NOMINEES.

Directors Whose Terms Continue Until the Annual Meeting for Fiscal Year 2011

Paul E. Grutzner, age 45, has served as one of our directors since July 2005. Mr. Grutzner founded ClearPoint Financial, LP, an independent pension consulting firm in 2002, and currently serves as its Managing Partner. Prior to founding ClearPoint Financial, LP, Mr. Grutzner held positions consulting on retirement plans with RBC Dain Rauscher and CIBC Oppenheimer. He received a B.S. in Agricultural Economics and Sociology from the University of Wisconsin, Madison.

Brian A. Runkel, age 48, has served as one of our directors since July 2002. Since 1993, Mr. Runkel has served as President of Runkel Enterprises, an environmental consulting firm. Mr. Runkel also serves as Executive Director of the California Environmental Business Council, a non-profit trade and business association representing the California environmental technology and services industries. He received a B.A. in International Relations from George Washington University, and a J.D. from Harvard Law School.

Carl E. Sheffer, age 64, has served as one of our directors since March 2005. Mr. Sheffer is President of Sheffer Enterprises, LLC, a consulting organization focused on the automotive industry, and has over 35 years of experience in the automotive industry. Prior to forming Sheffer Enterprises, Mr. Sheffer was Vice President, OEM Relations, for the Specialty Equipment Market Association (“SEMA”). During his 8 1/2 years with SEMA, Mr. Sheffer was responsible for all of the association’s interactions with the original equipment manufacturers (OEMs), including trade show participation, technology transfer programs, new vehicle measuring sessions and various dealer relations initiatives. Between 1972 and 1999, Mr. Sheffer held a variety of roles in human resources management, manufacturing, public relations and public policy for General Motors Corporation. Mr. Sheffer received a B.S. in business administration from Central Michigan University and a Master’s degree from Oakland University.

Directors Whose Terms Continue Until the Annual Meeting for Fiscal Year 2012

G. Scott Samuelsen, age 67, has served as one of our directors since July 2002. Since 1970, Dr. Samuelsen has been a professor of Mechanical and Aerospace Engineering at the University of California, Irvine, where he serves as the director of the National Fuel Cell Research Center and as the director of the Advanced Power and

Energy Program. He also leads the Pacific Rim Consortium on Energy, Combustion, and the Environment and serves as co-Chair of the California Stationary Fuel Cell Collaborative. Dr. Samuelsen received B.S., M.S., and Ph.D. degrees in Mechanical Engineering from the University of California, Berkeley.

Jonathan Lundy, age 47, was appointed to our Board of Directors on April 16, 2010 in connection with our acquisition of Schneider Power Inc. Upon closing of the acquisition, we agreed to appoint Mr. Lundy, who was nominated by Schneider Power, to our Board. Mr. Lundy is currently serving as Senior Vice President, General Counsel and Corporate Secretary of Atomic Energy Canada Limited, a full-service nuclear energy company that provides services to nuclear utilities around the world. Prior to joining Atomic Energy, Mr. Lundy was the Chief Executive Officer of Schneider Power where he also served on the board of directors and the audit and compensation committees. Mr. Lundy’s prior experience includes seven years as an executive officer of Hydrogenics Corporation where he served as President-Power and Generation from 2004 through 2007 and as Vice President-Corporate Development and General Counsel from 2000 through 2004. Mr. Lundy also previously worked as a corporate and securities lawyer at each of Osler, Hoskin and Harcourt LLP and Heenan Blaikie LLP in Toronto, Canada. Mr. Lundy received a Bachelor of Arts and Bachelor of Laws from the University of Western Ontario.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of each class of our securities as of July 31, 2010. It shows shares beneficially owned by each of the following:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and named executive officers as a group.

We have determined the beneficial ownership shown in this table in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules, if a person held options or warrants to purchase shares of our common stock that were currently exercisable or exercisable within 60 days of July 31, 2010, those shares are included only in that person’s reported holdings and in the calculation of their percentage ownership of our common stock. As a result, the beneficial ownership percentage of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on July 31, 2010. Except as otherwise provided herein, the percentage of beneficial ownership is based on 185,071,650 shares of common stock and does not reflect 999,969 shares of Series B nonvoting common stock that were outstanding on July 31, 2010. General Motors owns 100% of the outstanding shares of Series B common stock, which shares will convert on a one-for-one basis into shares of our common stock in the event General Motors transfers such shares to a person that is not controlled by, or under common control with, General Motors. To our knowledge, each person named in the table has sole voting and investment power over the shares listed by that person’s name, except where we have shown otherwise in the footnotes or where community property laws affect ownership rights. Except where we show otherwise, the address of each person in this table is: c/o Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, California 92614.

Name of Beneficial Owner	Shares	Percent
Greater than 5% Stockholders:
WB QT, LLC (1) 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416	20,356,430	9.99%

Capital Ventures International (2) One Capital Place P.O. Box 1787 GT Grand Cayman, Cayman Islands British West Indies	18,673,247	9.17%

Heights Capital Management, Inc. (2) One Capital Place P.O. Box 1787 GT Grand Cayman, Cayman Islands British West Indies	18,673,247	9.17%

Named Executive Officers and Directors:
Dale L. Rasmussen (3)	688,781	*
Alan P. Niedzwiecki (4)	854,511	*
W. Brian Olson (5)	649,376	*
Kenneth R. Lombardo (6)	114,167	*
David M. Mazaika (7)	37,500	*
Brian A. Runkel (8)	118,980	*
G. Scott Samuelsen (9)	134,752	*
Carl E. Sheffer (10)	74,916	*
Paul E. Grutzner (11)	73,453	*
Jonathan Lundy	9,440	*
All current directors and executive officers as a group (10 persons) (12)	2,755,876	1.47%

*	Represents less than 1%.

(1)	WB QT, LLC (“WB QT”) is the holder of three convertible notes which can be converted into shares of the Company’s common stock at any time at the option of WB QT. The amount reflected above includes 15,822,331 shares that are issuable upon conversion of principal due under such convertible notes and the exercise of warrants and takes into account a 4.99% beneficial ownership limitation that applies to the warrants and a 9.99% beneficial ownership limitation that applies to the convertible debt, separately and in the aggregate. The shares included in this table that are subject to warrants are held by Whitebox Combined Partners, LP, Whitebox Convertible Arbitrage Partners, LP, Cineasias Partners, LP, DRE Partners, LP, F Cubed Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, Pandora Select Partners, LP, and IAM Mini-Fund 14 Limited, of which Whitebox Advisors LLC acts as Investment Manager. Andrew J. Redleaf, in his capacity as the managing member of WB QT, LLC and Whitebox Advisors, LLC, the general partner of WB QT, LLC, Whitebox Combined Partners, LP, Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, and Whitebox Special Opportunities Fund, LP Series B, and AJR Financial, LLC, the general partner of Pandora Select Partners, LP, and IAM Mini-Fund 14 Limited, of which Whitebox Advisors LLC acts as Investment Manager, and has sole voting control and investment discretion over the securities held by Pandora Select Partners, LP, Whitebox Combined Partners, LP, Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, Whitebox Special Opportunities Fund, LP Series B, and IAM Mini-Fund 14 Limited. Each of Whitebox Advisors, LLC, AJR Financial, LLC and Andrew J Redleaf disclaims beneficial ownership of these shares. This discussion is based on information received from WB QT, LLC as of August 4, 2010.
(2)	Includes 18,673,247 shares that are issuable upon exercise of warrants. Heights Capital Management, Inc. serves as investment manager to Capital Ventures International. Therefore, Heights Capital Management, Inc. and Capital Ventures International have joint voting and dispositive power with respect to the shares, such that each entity is deemed to beneficially own the entire 18,673,247 shares. Capital Ventures International and Heights Capital Management disclaim any beneficial ownership of any such shares, except for their pecuniary interest therein. This information was derived from Schedule 13G filed by Capital Ventures International on February 12, 2010.
(3)	Includes 100,000 shares of restricted stock that vests on March 14, 2011 and 569,657 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after July 31, 2010.
(4)	Includes 100,000 shares of restricted stock that vests on March 14, 2011 and 688,439 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after July 31, 2010.
(5)	Includes 100,000 shares of restricted stock that vests on March 14, 2011 and 494,066 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after July 31, 2010.
(6)	Includes 104,167 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2010.
(7)	Includes 37,500 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after July 31, 2010.
(8)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 97,980 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after July 31, 2010.
(9)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 101,552 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after July 31, 2010.
(10)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 52,778 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after July 31, 2010.
(11)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 43,453 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after July 31, 2010.
(12)	Includes an aggregate of 380,000 shares of restricted stock and 2,189,592 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2010. All shares of unvested restricted stock may be voted by the holders thereof at meetings of our stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us or advice that no filings were required, during fiscal year 2010 all directors, executive officers, and greater than 10% beneficial owners complied with the Section 16(a) filing requirements.

Compensation of Directors

Board Membership and Board Meeting Fees

During fiscal year 2010, our non-employee directors were each paid $30,000 for membership on our Board of Directors. Non-employee directors also received an attendance fee of $2,500 for regularly scheduled quarterly meetings and an attendance fee ranging from $1,000 to $2,500 for special meetings, with the amount of the fee dependent on the length and nature of the special meeting. Non-employee directors were also reimbursed their reasonable travel-related expenses for meetings attended in person.

Committee Fees

Our non-employee directors receive a fee for serving on committees and attending committee meetings. For fiscal year 2010, the chairperson of our Audit Committee was paid an annual fee of $20,000, the chairperson of our Compensation Committee was paid an annual fee of $10,000, and the chairperson of our Nominating and Governance Committee was paid an annual fee of $5,000. The non-chair members of our Audit Committee were paid an annual fee of $5,000. Committee members also received $1,000 for each committee meeting attended. If a non-employee director serves on more than one committee and attended multiple meetings of the same or different committees on the same day, the director received a single fee of $1,000 for those meetings, or if the committee meeting is held on the same day as a board meeting, the director received only the applicable board meeting fee.

Stock Awards

Non-employee directors are eligible to participate in our 2002 Stock Incentive Plan. Non-employee directors are entitled to receive a one-time grant of stock options to purchase up to 20,000 shares of our common stock when first elected or appointed to serve on our Board of Directors, and an annual grant of stock options to purchase 20,000 shares of our common stock unless waived. Additional stock option grants and restricted stock grants to directors are at the discretion of management and our Board of Directors. During fiscal year 2010, Thomas J. Tyson was granted 25,000 shares of restricted common stock and options to purchase up to 25,000 shares of our common stock in connection with the expiration of his term to reward him for more than eight years of dedicated and valuable service to the Company. Mr. Lundy received options to purchase up to 20,000 shares of our common stock in connection his appointment to our Board of Directors. On August 2, 2010, all of our directors were granted 25,000 shares of restricted stock which vest on August 2, 2013 and options to purchase up to 25,000 shares of our common stock (which includes the annual grant of 20,000 options) which vest ratably over four years. The estimated grant date fair value of the awards is not reflected in the Director Compensation table below since the awards were granted in fiscal year 2011.

Director Compensation for 2010

The table below sets forth the compensation paid to the Company’s directors (excluding directors that are also named executive officers) for fiscal year 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (1)		Option Awards (2)		Total
Paul E. Grutzner	$56,167	$0		$0		$56,167
Brian A. Runkel	$75,500	$0		$0		$75,500
G. Scott Samuelsen	$78,500	$0		$0		$78,500
Carl E. Sheffer	$49,500	$0		$0		$49,500
Thomas J. Tyson (3)	$74,333	$31,500	(4)	$40,447	(5)	$146,280
Jonathan Lundy (6)	$0	$0		$10,600		$10,600

(1)	Amount listed in these columns represent the full grant date fair value of the stock award determined in accordance with generally accepted accounting principles.
(2)	Amounts listed in these columns represent the full grant date fair value of the option award determined in accordance with generally accepted accounting principles. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for fiscal year 2010 in Note 14 to Consolidated Financial Statements under the heading “Share-Based Compensation.”
(3)	Mr. Tyson’s term as a member of our Board of Directors expired on March 30, 2010.
(4)	Included in this amount is $14,000 of incremental fair value resulting from modifications made in March 2010 in connection with the expiration of Mr. Tyson’s term as a member of our board of directors to a restricted stock award originally granted to Mr. Tyson in March 2008.
(5)	Included in this amount is $31,447 of incremental fair value resulting from modifications made in March 2010 in connection with the expiration of Mr. Tyson’s term as a member of our board of directors to option awards granted to Mr. Tyson in prior fiscal years.
(6)	Mr. Lundy was appointed to our Board of Directors on April 16, 2010. In connection with his appointment, Mr. Lundy received an award of 20,000 stock options with an exercise price of $0.70, which vests ratably over 4 years.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During fiscal year 2010, there were a total of twelve meetings of the Board of Directors. Each director attended, either in person or by telephone, all of the meetings of the board and the committees of the board on which he served during his tenure.

Board Independence

Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as defined under Nasdaq rules and as affirmatively determined by the board of directors. After review of all the relevant transactions or relationships between each director (and his family members) and the Company, senior management, and our independent auditors, our Board of Directors has affirmatively determined that at all times during the 2010 fiscal year at least four of the seven directors (Messrs. Grutzner, Runkel, Samuelsen and Sheffer) were independent directors within the meaning of applicable Nasdaq rules. The Board also determined that Mr. Tyson, whose term expired on March 30, 2010, was also independent.

Policy on Meetings of Independent Directors

The Board of Directors has adopted a policy that its independent members shall meet separately on a regular basis in executive session without the presence of its non-independent members or members of management.

Board Leadership Structure and Risk Oversight

Our Chief Executive Officer and Chairman of the Board positions have been separated since our inception in 2002. We believe this structure is most appropriate for us as it allows our Chief Executive Officer to focus on day-to-day direction of the Company in furtherance of the long-term strategy established by our Board of Directors, while our Chairman of the Board is able to provide strategic guidance to our Chief Executive Officer, handle issues related to stockholder relations, and set the agenda for and preside over our Board of Director meetings. Because our Chairman of the Board is an employee of the Company and is therefore not “independent,” he does not attend in camera sessions of “non-employee” directors. Although we do not have a formal policy in place regarding who presides over in camera sessions, historically that role has been performed by the Chairman of our Audit Committee. Our “non-employee” directors generally conduct in camera sessions on a quarterly basis.

Our Board of Directors is responsible for the oversight of risks facing the Company. To that end, the Board of Directors receives regular updates from management and the Chairman of each of our Committees. The Board of Directors evaluates risks separately and collectively, including oversight of (i) the financial condition of the Company, (ii) the Company’s long-term strategy, (iii) the overall industry, (iv) pending or threatened material legal matters, (v) new developments in regulatory matters, (vi) succession planning, and (vii) other corporate governance matters.

While our Board of Directors has the ultimate oversight responsibility for our risk management process, various committees of our Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and the assessments of risks reflected in audit reports. Legal and regulatory compliance risks are also reviewed by our Audit Committee. Risks related to our compensation programs are reviewed by the Compensation Committee. Risks related to succession planning and other corporate governance matters are reviewed by the Nominating and Governance Committee. Our Board is advised by its Committees of significant risks and management’s response usually on a quarterly basis.

Stockholder Communications with Directors

We have established a process by which stockholders can communicate with our Board of Directors. Stockholders may communicate with the Board of Directors, or an individual member of the Board of Directors, by sending their communications to the Board of Directors to the following address:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

Communications received from stockholders are forwarded directly to the Board of Directors, or to any individual member or members, as appropriate, depending on the facts and circumstances outlined in the communication. The Board of Directors has authorized our Corporate Secretary, in his or her discretion, to exclude communications that are patently unrelated to the duties and responsibilities of the Board of Directors, such as spam, junk mail and mass mailings. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out by the Corporate Secretary pursuant to the policy will be made available to any non-management director upon request.

Board Member Attendance at the Annual Meeting

The Board of Directors’ policy with regard to board members’ attendance at the annual meetings of stockholders is that attendance is not mandatory but members are encouraged to attend, either in person, by telephone or by other similar means of live communication (including video conference or webcast). All board members attended the annual meeting for fiscal year 2009 held on March 30, 2010.

Committees of the Board of Directors

Audit Committee.    During fiscal year 2010, the members of our Audit Committee were Messrs. Runkel, Samuelsen, and Tyson (Chair), each of whom is “independent” under applicable Nasdaq rules. The current members of the Audit Committee are Messrs. Grutzner, Runkel and Samuelsen. Paul E. Grutzner was appointed Chairman of the Audit Committee when Mr. Tyson’s term as a director ended on March 30, 2010. During fiscal year 2010, there were eleven meetings of the Audit Committee. The Audit Committee reviews our accounting and auditing procedures, reviews our audit and examination results and procedures and consults with our management and our independent auditors prior to the presentation of our financial statements to stockholders. The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors and reviews the independence of the independent auditors as a factor in making these determinations. The Audit Committee meets alone with our independent auditors and with management in separate executive sessions and grants our independent auditors free access to the Audit Committee at any time.

The board has determined that each current member of the Audit Committee (i) meets the criteria for independence set forth in applicable SEC rules and regulations, including Rule 10A-3(b) under the Exchange Act, (ii) is an “independent” director as defined in applicable Nasdaq rules, including Rule 5605(a)(2) thereof, (iii) has not participated in the preparation of our financial statements at any time during the past three years, and (iv) is able to read and understand fundamental financial statements. The board has determined that Paul E. Grutzner has the requisite financial sophistication required under Rule 5605(c)(2) of the Nasdaq Rules and has the requisite attributes of an “audit committee financial expert” in accordance with Item 407(d)(5) of Regulation S-K.

The Board of Directors has adopted a formal Audit Committee Charter, which is available on our website at www.qtww.com under “About-Corporate Governance-Board Committee Charters.”

Compensation Committee.    The current members of our Compensation Committee are Messrs. Grutzner, Runkel and Samuelsen (Chair), each of whom is “independent” under applicable Nasdaq rules. During fiscal year 2010, there were six meetings of the Compensation Committee. The Compensation Committee reviews and makes recommendations to our Board of Directors concerning salaries and incentive compensation for our officers and employees, identifies performance measures for our executive officers, oversees the administration of our employee benefit plans and approves new plans. The Compensation Committee administers our 2002 Stock Incentive Plan.

The Board of Directors has adopted a formal Compensation Committee Charter, which is available on our website at www.qtww.com under “About-Corporate Governance-Board Committee Charters.”

Nominating and Governance Committee.    The members of our Nominating and Governance Committee are Messrs. Grutzner, Runkel (Chair) and Sheffer, each of whom is “independent” under applicable Nasdaq rules. During fiscal year 2010, there were three meetings of the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying and recommending qualified individuals to become members of our Board of Directors, determining the composition of the board and its committees, reviewing board compensation and benefits, reviewing our compliance with the applicable Nasdaq corporate governance listing standards, evaluating compliance with our code of ethics, and implementing processes for effective communication with our stockholders, including reviewing stockholder proposals properly submitted to us.

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on our Board of Directors. In evaluating such recommendations, the Nominating and Governance Committee will address membership criteria set forth below under “Director Qualifications.” Any stockholder recommendations proposed for consideration should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

In addition, our Bylaws permit stockholders to directly nominate directors at an annual stockholder meeting. For information about directly nominating a director candidate for consideration at an annual stockholder meeting, see “Proposals of Stockholders” on page 38.

The Board of Directors has adopted a formal Nominating and Governance Committee Charter, which is available on our website at www.qtww.com under “About–Corporate Governance–Board Committee Charters.”

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee is responsible for monitoring the size and composition of our Board of Directors and for considering and making recommendations to the Board of Directors with respect to nominations or elections of directors. The Nominating and Governance Committee will consider candidates proposed by our management or by our stockholders, but is not limited to such candidates. All candidates are evaluated in connection with the criteria set forth below in “Director Qualifications.” Candidates who meet the criteria are interviewed. The Nominating and Governance Committee recommends candidates to the Board of Directors who meet the criteria and based on the interview for nomination or election consideration. Stockholders who wish to submit a recommendation for a candidate must do so in writing. See “Proposals of Stockholders” on page 38 for more information.

Director Qualifications

The charter of the Nominating and Governance Committee provides that director nominees be evaluated on factors that the Nominating and Governance Committee considers appropriate, which may include, among other criteria: personal and professional integrity, demonstrated exceptional ability and judgment, broad experience in business, finance or administration, familiarity with our industry, ability to serve the long-term interests of our stockholders, and sufficient time available to devote to our affairs. The Nominating and Governance Committee must also take into account, as applicable, the satisfaction of any independence requirements or other director qualification standards imposed by applicable laws, regulations or listing rules of the Nasdaq Stock Market (or other applicable regulatory agency).

The Company has a mandatory age limit policy that provides that a director nominee cannot be over the age of 72 and an incumbent director that attains the age of 72 during his or her term cannot be re-nominated following expiration of such term.

Although we do not have a formal diversity policy, we believe that it is important that our directors have diverse backgrounds, qualifications and skill sets. Our Nominating and Governance Committee is responsible for ensuring that diversity considerations are considered and discussed in connection with each potential nominee, as well as the Board as a whole. We believe that each of our directors brings a strong and unique background and set of skills to our Board of Directors, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, renewable energy, manufacturing, marketing, environmental, legal, and automotive. The information presented below regarding each director’s specific experience, qualifications, attributes and skills are what led our Board to the conclusion that each such individual has the skills and qualifications desired of our Board of Directors.

Dale L. Rasmussen has served on our Board of Directors since 2000 and as our Chairman since 2002. Mr. Rasmussen brings to the Board his extensive experience in the alternative fuel and renewable energy industries, banking and corporate finance. Mr. Rasmussen has served on the board of over a dozen private and public companies and during his career was instrumental in helping these companies raise nearly a billion dollars in equity capital and growing their market capitalization.

Alan P. Niedzwiecki has served on our Board and as our President and Chief Executive Officer since 2002. Mr. Niedzwiecki brings to the Board his proven leadership experience and over 25 years of experience in the alternative fuels industry, in particular, in product and technology development and commercialization relating to mobile, stationary power generation and refueling infrastructure solutions.

Brian A. Runkel brings to the Board his extensive background in a broad range of environmental and green energy issues including renewable energy markets, green transportation regulations, laws and markets, and general environmental laws and regulations. Mr. Runkel has been extensively involved with the environmental and energy industries for over 20 years, both as a lawyer, regulator/political appointee within Federal and California environmental agencies, and as a private sector consultant to the environmental technology and green energy industries. Mr. Runkel also provides valuable and extensive management and financial/budgeting experience, both from managing large agencies and projects within the State of California government, and also as the long-time executive director of one of the leading trade associations for the California environmental industry. In this latter role, Mr. Runkel has advised numerous start-up leading edge environmental and green energy technology companies on various issues that also affect the Company, including market development, export-related issues, government certifications, grants and contracts, strategic planning, and regulatory issues.

G. Scott Samuelsen brings to the Board a vast range of skills and experience in the alternative energy market, including research, publications and teaching of energy in general, fuel cell technology, the hydrogen economy, alternative fuels, hydrogen and electric vehicles, renewable energy, distributed generation, and environmental quality in particular. Mr. Samuelsen is the Director of a major energy research center with over sixty staff, students and contributing faculty, and is responsible in such role for the technical, business and agency relations, and fiscal viability of the program.

Carl E. Sheffer has been involved in the automobile industry for the past 38 years in various capacities. He achieved executive status within the General Motors corporate structure following numerous jobs with diversified responsibilities. Mr. Sheffer’s achievements at General Motors were key factors in being selected and hired as the first Vice President, OEM Relations for the SEMA organization, a non-profit organization consisting of seven thousand member companies globally whose business is focused on the automotive accessory aftermarket. He has done consulting work for several member companies following his departure from SEMA in 2007. Mr. Sheffer was selected to be a member of our Board of Directors in 2005 based on his extensive knowledge of the automotive industry and his personal relationships with numerous high-level executives at the various automobile manufacturers.

Paul E. Grutzner has 22 years of experience in the financial industry. Mr. Grutzner has over 13 years of experience with major broker/dealers and has served as managing director for a leading independent retirement plan consulting firm for the past 9 years. Mr. Grutzner brings to the Board extensive executive management experience in business development and strategic planning.

Jonathan Lundy brings to the Board proven leadership skills, a thorough understanding of renewable and alternative energy markets and broad executive management experience in strategic and business development, business planning and operations. Mr.  Lundy also has extensive experience in public market legal and corporate governance issues and corporate finance.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is posted on our website at www.qtww.com under “About-Corporate Governance-Code of Conduct.” In addition, we will provide to any person a copy of our Code of Business Conduct and Ethics upon written request to:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This discussion and analysis addresses the Company’s and the Compensation Committee’s compensation philosophy and the material elements of compensation packages for the Company’s named executive officers. As used in this Proxy Statement, the term “named executive officers” means the Company’s Chief Executive Officer, Chairman of the Board, Chief Financial Officer, Chief Operating Officer and Vice President-Legal.

Compensation Objectives and Philosophy

The objective of the Company’s executive compensation program is to create long-term value for the Company’s stockholders by offering a compensation package to the Company’s named executive officers that is designed to (i) attract talented individuals with unique skill sets and experience in the renewable energy sector, (ii) incentivize and motivate those talented individuals to apply their unique skill sets at a superior level and in furtherance of the Company’s strategic plan, (iii) reward those individuals for extraordinary contributions to the Company and major achievements, and (iv) retain those talented and motivated individuals to lead the Company’s future development, growth and success.

The Compensation Committee believes that in order to achieve the Company’s compensation objectives it is important to offer the named executive officers a compensation package that will provide total compensation that is competitive to packages offered by other companies in the same or similar industries. To ensure competitiveness, the Compensation Committee considers benchmarking data, internet-based compensation information and resources, and, as needed, the advice of one or more compensation consultants. All compensation consultants are engaged directly by the Compensation Committee. In 2005, ECG Advisors, LLC prepared a compensation study which included benchmarking data of a select “peer” group consisting of the following comparable companies: Hydrogenics, FuelCell Energy, Ballard, Featherlite, Collins Industries, Miller Industries, R&B, Inc., TransPro, Inc. and Noble International. The Compensation Committee used the ECG Advisors, LLC report to establish the current compensation program. In October 2008, the Compensation Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide updated benchmarking data with respect to the compensation package offered to the Company’s Chief Executive Officer and to provide the Committee with advice on sound Committee governance practices. The report prepared by Semler Brossy included a select “peer” group consisting of the following comparable companies: PMFG, Inc., American Superconductor Corp., TASER International, Inc., Graham Corporation, Fuel Cell Energy, Inc., Evergreen Solar, Inc., Maxwell Technologies, Inc., Satcon Technology Corporation, Verenuim Corporation, MOCON, Inc., Valence Technology, Inc., Plug Power, Inc., Syntroleum Corporation, and Ener1, Inc. The benchmarking data used by the Compensation Committee includes overall compensation and each of the salary, cash bonus and stock incentive components thereof.

The primary elements of the compensation package provided to the named executive officers consists of a base salary, discretionary cash bonus, discretionary grant of equity awards under the Company’s 2002 Stock Incentive Plan, employment-related benefits, and certain limited perquisites. On an annual basis, the Compensation Committee performs a review of the compensation package for each of the named executive officers and makes any adjustments or modifications that it deems reasonable and necessary in light of the Company’s compensation philosophy and objectives. In performing its review, the Compensation Committee first receives a proposal from the Chief Executive Officer which sets forth the Chief Executive Officer’s recommendations for the other named executive officers regarding (i) salary adjustments, (ii) the amount of discretionary cash bonus, if any, and (iii) the number of equity incentive awards, if any. The Compensation Committee then considers such recommendations along with various other objective and subjective factors, such as the named executive officer’s individual performance and extraordinary contributions during the year, the Company’s performance, stock performance, and the desire or need to ensure that the named executive officer remains in the Company’s employ. The compensation package for the Chief Executive Officer is determined solely by the Compensation Committee. The Compensation Committee reviews each element of compensation separately and in the aggregate when making its decisions. In years when discretionary cash bonuses and equity awards are granted, the Compensation Committee also considers the Company’s cash resources and short-term needs in determining the appropriate allocation between the awards. The Compensation Committee is in the process of developing a performance based system that it plans to implement during the 2011 fiscal year. The Compensation Committee has engaged Semler Brossy to assist with this endeavor. Our Compensation Committee has reviewed our compensation policies and practices and concluded that they do not reward unreasonable risk or promote excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

Each of the named executive officers has an Employment Agreement with the Company, except for the Chief Operating Officer. The Compensation Committee establishes and approves all Employment Agreements and terms of employment based on input from the Chief Executive Officer, Chief Operating Officer, Chairman of the Board, and/or Vice President-Legal and the recommendations of outside compensation consultants as required and engaged by the Compensation Committee.

Components of Executive Compensation

Base Salary

The overall compensation package is weighted toward a high base salary. The Compensation Committee believes that a high base salary is necessary to attract individuals that possess the unique skill set needed for the development and growth of a young company in an emerging industry, and to assure retention of that unique skill set and associated experience, relationships and competitive advantage. The base salaries of the executive officers are determined on the basis of each individual’s responsibilities, qualifications, experience and extraordinary contributions to the Company during the preceding year, as well as the salary practices of the peer group and other companies with which the Company competes for executive talent.

The Compensation Committee reviews the base salaries of the Company’s executive officers at least annually in accordance with the criteria set forth above. The weight that the Committee places on different factors may vary from individual to individual, and necessarily involves both objective (e.g., new contracts awarded during the fiscal year) and subjective (e.g., successful external relationships established) measurements of individual performance.

For fiscal year 2010, the named executive officers received the same base salary that they received in fiscal year 2009. The Compensation Committee based its decision not to increase the base salary of any named executive officers on the following factors: (i) the Chief Executive Officer recommended no increase in base salaries, (ii) the base salary provided to the named executive officers remains highly competitive, (iii) the financial performance of the Company, and (iv) the Company’s need to manage its cost structure.

Discretionary Cash Bonus

Each executive officer is eligible to receive a discretionary cash bonus on an annual basis. Cash bonuses are awarded solely at the discretion of the Compensation Committee and are intended to reward outstanding efforts and contributions made during the applicable fiscal year. As a general policy, discretionary cash bonuses, if any, are awarded at or near the end of the fiscal year. However, on occasion the Compensation Committee may award a cash bonus during the course of the fiscal year to reward exemplary and outstanding performance on a particular transaction or project. The Compensation Committee makes its determination as to whether to grant a discretionary annual cash bonus based on the recommendations made by the Chief Executive Officer (for each of the other named executive officers) as well as various individual and Company performance factors such as (i) revenue and EBITDA for the fiscal year compared to prior year and budget, (ii) stock performance, (iii) the executive’s individual performance during the year, (iv) extraordinary efforts made by an executive during the fiscal year, (v) major strategic accomplishments, (vi) the desire or need to retain the executive in the face of competition for executive talent in the industry, and (vii) the Company’s liquidity.

Historically, discretionary cash bonuses have not been awarded on a regular basis. When granted, the amount of such cash bonuses has been in the range of 5% to 25% of the named executive officer’s base salary. Based on the Compensation Committee’s review of management’s recommendation not to award a discretionary bonus to any named executive officer, as well as the Company’s overall financial performance and liquidity position, no discretionary cash bonuses were awarded for the 2010 fiscal year.

Equity Awards

The Compensation Committee believes that an important component of the compensation paid to the Company’s named executive officers should be derived from equity-based compensation. These awards take the form of stock options and, under certain circumstances, restricted stock. The Compensation Committee believes that stock appreciation and stock ownership in the Company are valuable incentives to executives, that the granting of equity-based awards serves to align their interests with the long-term interests of the stockholders as a whole, and that it encourages them to manage the Company in its best long-term interests without unreasonable risk-taking.

The Compensation Committee grants stock options to the Company’s named executive officers under the Company’s 2002 Stock Incentive Plan. The Committee generally makes such grants on an annual basis in connection with the Compensation Committee’s annual review of the named executive officer’s compensation package. In making its determination as to whether to grant an equity award, the Committee reviews the recommendation made by the Chief Executive Officer (for each of the other named executive officers) as well as objective and subjective performance factors discussed in the Discretionary Cash Bonus section, plus the named executive officer’s expected future contributions to the Company and the named executive officer’s stock option grant history. However, the Compensation Committee does not give quantitative weight to any particular performance measure.

The Compensation Committee also approves grants of restricted stock under the 2002 Stock Incentive Plan to named executive officers on a selective basis. It bases its decision whether to grant restricted stock on whether the executive has made an extraordinary contribution to the Company’s and stockholders’ interests, and/or whether retaining the executive for at least the period of the restrictions is critical to the Company. Restricted stock awards may also be granted in lieu of a cash bonus when the Company’s cash position and needs prohibit the payment of a cash bonus.

The Compensation Committee’s policy is to price stock options at the closing price on the date of grant. The Committee’s policy also treats any proposed re-pricing or exchange of stock options, including by amending outstanding options to lower their exercise price or by canceling any outstanding options and replacing them with new options, as a material amendment to the 2002 Stock Incentive Plan, thus, requiring stockholder approval under applicable laws, rules and regulations. The Compensation Committee’s policy is also to require the option and stock awards to vest ratably over a period of time, typically four years for stock options and three years for restricted stock awards.

On August 2, 2010, the Compensation Committee granted to each of Messrs. Niedzwiecki, Rasmussen and Olson an award of 250,000 restricted shares and 250,000 options, an award to Mr. Lombardo of 175,000 restricted shares and 175,000 options, and an award to Mr. Mazaika of 150,000 restricted shares and 150,000 options related to fiscal year 2010. The restricted shares vest in full on August 2, 2013 and the options vest ratably over four years (25% per year). The Compensation Committee’s decision was based on an in-depth and thorough review of the dedication, performance, and contributions made by these named executive officers throughout the year, the patience demonstrated in light of the absence of pay raises, bonuses or equity awards during the prior fiscal year, and retention of a thin and stretched staff during difficult and trying times. Most importantly to the Compensation Committee’s decision, however, was the Committee’s desire to retain and incentivize these named executive officers as the Company continues to evolve into a fully integrated renewable energy company with the launch of major wind and solar and plug-in electric vehicle initiatives, which are critical components of the Company’s long-term business plan and vision. The estimated grant date fair value for the above awards is not reflected in the Summary Compensation Table on page 22 since the awards were granted in fiscal year 2011; the awards will be reflected in the Summary Compensation Table for 2011.

Officer Benefits

The named executive officers receive a range of other benefits, including, but not limited to, participation in a 401(k) savings plan, health and dental coverage, Company-paid term life insurance, and standard and supplemental long-term disability coverage. The Company’s focus with respect to benefits for each named executive officer is to provide or offer the individual adequate financial protection (i) against “catastrophes” that will interrupt his or her income, i.e. the executive’s death or disability, or the illness or injury of the executive or his or her spouse or dependent children, and (ii) for the individual to afford to be able to retire; that is, to be able to stop working, after a career in the workforce, without suffering a significant decline in his or her standard of living. The Company expects the individual to share in the costs of providing certain of these protections, and intends that the individual’s wealth accumulation from participating in the Company’s stock plans will be a significant source of retirement income. From November 2007 through March 2010, the Company’s named executive officers were also eligible to participate in a non-qualified deferred compensation plan. The plan was terminated in March 2010.

The Company also provides its named executive officers with severance benefits in the event of an involuntary termination of employment. A description of those severance benefits is described under the heading “Employment Agreements and Change-in-Control Arrangements.”

Perquisites

The Company provides its named executive officers with a limited range of perquisites on a case-by-case basis that it believes is reasonable, competitive and business-justified. These perquisites may include, but are not limited to, a monthly car allowance, term life insurance, and memberships in clubs that are used for business purposes.

Employment Arrangements and Change-in-Control Arrangements

Alan P. Niedzwiecki serves as our President and Chief Executive Officer pursuant to an Amended and Restated Employment Agreement entered into on May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $725,000, subject to annual review. The agreement also provides Mr. Niedzwiecki with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Niedzwiecki’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Niedzwiecki for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Niedzwiecki obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Dale L. Rasmussen serves as our Chairman of the Board pursuant to an Employment Agreement entered into on May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $600,000, subject to annual review. The agreement also provides Mr. Rasmussen with the following benefits:

(i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Rasmussen’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Rasmussen for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Rasmussen obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

W. Brian Olson serves as our Chief Financial Officer pursuant to an Employment Agreement entered into on January 10, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $450,000, subject to annual review. The agreement also provides Mr. Olson with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $1,500 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Olson’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Olson for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Olson obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

David M. Mazaika serves as our Chief Operating Officer. We have not entered into a formal written agreement with Mr. Mazaika. Mr. Mazaika’s current annual base salary is $250,000 and is subject to annual review. Mr. Mazaika’s terms of employment also include the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) company provided term life insurance of $125,000, (iii) four weeks paid vacation per year, (iv) a car allowance of $1,000 per month, and (v) participation in each incentive compensation plan adopted by the Company.

Kenneth R. Lombardo serves as our General Counsel, Vice President-Legal, and Corporate Secretary pursuant to an Employment Agreement effective as of July 1, 2005. Mr. Lombardo’s current annual base salary is $260,000 and is subject to annual review. The agreement also provides Mr. Lombardo with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Lombardo’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Lombardo for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Lombardo obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

A summary of the Company’s potential severance and other post-termination obligations can be found in the Potential Payments Upon Termination or Change-In-Control table on page 24.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1.0 million paid to the CEO or any of the Company’s other four most highly compensated executive officers. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m). Stock options granted under the Company’s 2002 Stock Incentive Plan will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit if they are approved by the Compensation Committee and granted in compliance with the requirements of Section 162(m). The Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Given the Company’s changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important for it to retain the flexibility to design compensation programs consistent with the Company’s overall executive compensation program, even if some executive compensation is not fully deductible by the Company. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible by the Company, and reserves the right to do so in the future when appropriate.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Samuelsen (Chair), Runkel and Grutzner. None of our executive officers serves as a director or member of the Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. This report is provided by the following individual directors, who comprise the Compensation Committee.

G. Scott Samuelsen, Chairman

Brian A. Runkel

Paul E. Grutzner

EXECUTIVE COMPENSATION

Summary Compensation Table for 2010(1)

The following table sets forth information concerning the annual and long-term compensation for services rendered for fiscal years 2010, 2009 and 2008 for each individual who served as Chief Executive Officer during the last completed fiscal year, the Chief Financial Officer and the three other most highly compensated executive officers. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (2)	Option Awards (3)	All Other Compensation		Total
Alan P. Niedzwiecki	2010	$725,000	$0	$0	$0	$40,861	(4)	$765,861
President; Chief Executive Officer; Director	2009	$725,000	$0	$0	$0	$40,203		$765,203
	2008	$725,000	$75,000	$80,000	$85,650	$30,699		$996,349

Dale L. Rasmussen	2010	$600,000	$0	$0	$0	$34,307	(5)	$634,307
Chairman of the Board	2009	$600,000	$0	$0	$0	$34,992		$634,992
	2008	$600,000	$75,000	$80,000	$85,650	$19,389		$860,039

W. Brian Olson	2010	$450,000	$0	$0	$0	$30,216	(6)	$480,216
Chief Financial Officer, Treasurer	2009	$450,000	$0	$0	$0	$106,890		$556,890
	2008	$450,000	$75,000	$80,000	$85,650	$28,188		$718,838

Kenneth R. Lombardo	2010	$260,000	$0	$0	$0	$19,153	(7)	$279,153
Vice President-Legal; and Corporate Secretary	2009	$260,000	$0	$0	$0	$19,359		$279,359
	2008	$250,000	$25,000	$0	$57,100	$16,202		$348,302

David M. Mazaika	2010	$250,000	$0	$0	$0	$19,413	(8)	$269,413
Chief Operating Officer

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a named officer which do not exceed $10,000 in the aggregate.
(2)	Amounts listed in these columns represent the fair value of the stock award estimated on the grant date determined in accordance with generally accepted accounting principles.
(3)	Amounts listed in these columns represent the fair value of the award estimated on the grant date using the Black-Scholes option-pricing formula. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for fiscal year 2010 in Note 14 to Consolidated Financial Statements under the heading “Share-Based Compensation.”
(4)	All Other Compensation for Mr. Niedzwiecki in fiscal year 2010 consisted of auto allowance of $12,000, life, long term disability and umbrella insurance premiums of $21,061 and 401(k) match of $7,800.
(5)	All Other Compensation for Mr. Rasmussen in fiscal year 2010 consisted of auto allowance of $12,000, life and long-term disability insurance premiums of $14,957, and 410(k) match of $7,350.
(6)	All Other Compensation for Mr. Olson in fiscal year 2010 consisted of auto allowance of $18,000, life and long term disability insurance premiums of $4,866, and 401(k) match of $7,350.
(7)	All Other Compensation for Mr. Lombardo in fiscal year 2010 consisted of auto allowance of $8,400, life and long-term disability insurance premiums of $3,391 and 401(k) match of $7,362.
(8)	All Other Compensation for Mr. Mazaika in fiscal year 2010 consisted of auto allowance of $12,000 and 401(k) match of $7,413.

Grants of Plan-Based Awards During Fiscal Year 2010

There were no incentive plan, option or restricted stock awards granted to any of our named executive officers during fiscal year 2010.

Outstanding Equity Awards at Fiscal Year-End 2010(1)

The following table sets forth the equity awards outstanding as of April 30, 2010 for each of our named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested
Alan P. Niedzwiecki	1,545	—	$1.13	8/17/2010	100,000	$70,000
	2,563	—	$1.13	12/20/2010
	15,000	—	$1.13	12/14/2011
	85,714	—	$1.13	7/25/2012
	100,000	—	$1.13	8/11/2013
	90,909	—	$1.13	3/15/2014
	83,333	—	$1.13	3/3/2015
	109,375	—	$1.13	7/12/2015
	93,750	31,250	$1.13	8/22/2016
	75,000	75,000	$0.80	3/14/2018

Dale L. Rasmussen	6,250	—	$1.13	12/20/2010	100,000	$70,000
	244	—	$1.13	1/2/2011
	15,625	—	$1.13	12/14/2011
	53,571	—	$1.13	7/25/2012
	71,429	—	$1.13	8/11/2013
	45,455	—	$1.13	3/15/2014
	83,333	—	$1.13	3/3/2015
	93,750	—	$1.13	7/12/2015
	93,750	31,250	$1.13	8/22/2016
	75,000	75,000	$0.80	3/14/2018

W. Brian Olson	12,500	—	$1.13	12/20/2010	100,000	$70,000
	15,625	—	$1.13	12/14/2011
	53,571	—	$1.13	8/27/2012
	71,429	—	$1.13	8/11/2013
	45,455	—	$1.13	3/15/2014
	69,444	—	$1.13	3/3/2015
	46,875	—	$1.13	7/12/2015
	78,125	26,042	$1.13	8/22/2016
	75,000	75,000	$0.80	3/14/2018

Kenneth R. Lombardo	12,500	—	$1.13	7/12/2015
	31,251	10,417	$1.13	8/22/2016
	50,000	50,000	$0.80	3/14/2018

David M. Mazaika	37,500	112,500	$1.02	1/6/2019

(1)	All options and stock awards were awarded under the Company’s 2002 Stock Incentive Plan. Options vest over four years and stock awards vest over three years.
(2)	The amounts in this column represent the fair market value of the restricted stock as of April 30, 2010. The closing price of the Company’s stock was $0.70 on that date.

Option Exercises and Stock Vested for 2010

There were no option exercises by our named executive officers and none of them had any stock that vested during fiscal year 2010.

Potential Payments Upon Termination or Change-In-Control

The table below reflects the amount of compensation payable to each of the named executive officers pursuant to each officer’s employment agreement in the event of the Company’s termination of employment without cause or the named executive officer’s termination for “good reason,” and upon termination of employment following a change in control. The amounts set forth in the table assume that such termination was effective on April 30, 2010.

Name	Base Salary Component	Value of Employee Benefits (1)	Accelerated Vesting (2)	Total Potential Value
Alan P. Niedzwiecki	$1,450,000	$4,796	$70,000	$1,524,796
Dale L. Rasmussen	$1,200,000	$7,060	$70,000	$1,277,060
W. Brian Olson	$900,000	$3,340	$70,000	$973,340
Kenneth R. Lombardo	$520,000	$4,041	$—	$524,041
David M. Mazaika (3)	—	—	—	—

(1)	The amount shown is based on COBRA premium rates at current plan elections and family coverage categories.
(2)	The amount shown consists of the assumed gain on the accelerated shares based on a market price of $0.70 per share, the closing price of our common stock as reported on the Nasdaq on April 30, 2010, the last trading day in fiscal 2010.
(3)	Mr. Mazaika is not party to a formal written employment agreement with the Company providing for any change-in-control compensation.

Nonqualified Deferred Compensation for 2010(1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Alan P. Niedzwiecki	—	—	—	—	—
Dale L. Rasmussen	—	—	—	—	—
W. Brian Olson	—	—	16,225	—	67,509	(2)
Kenneth R. Lombardo	—	—	—	—	—
David M. Mazaika	—	—	—	—	—

(1)	Pursuant to the Executive Nonqualified Excess Plan, certain executives, including named executive officers, may defer all or a portion of their base salary and/or discretionary cash bonus. Deferral elections are made by eligible executives in April of each year for amounts to be earned in the following year. An executive may defer all or a portion of his base salary and/or discretionary cash bonus. The Company may also make contributions to executives under the plan; however, there are no required matching payments into the plan. In fiscal year 2010, the Board of Directors of the Company approved the termination of the Nonqualified Deferred Compensation plan due to lack of participation and the high cost of maintaining the plan.
(2)	The full amount of the aggregate balance was reported in the Summary Compensation Table for fiscal year 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has not adopted formal written policies and procedures for the review and approval of transactions with related parties. However, pursuant to the Company’s Audit Committee Charter, all related party transactions must first be reviewed and approved by the Audit Committee unless such transaction was already approved by another independent body of the Board. In its review and approval process, the Audit Committee considers various factors including the nature and extent of the conflict of interest, the materiality of the transaction amount, and whether the terms are reasonable and representative of an arm’s length transaction with an unrelated third party.

We have entered into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our charter, as well as certain additional procedural protections. We have also entered into employment and related agreements with certain of our executive officers, as described under “Executive Compensation—Employment Agreements and Change-in-Control Arrangements.”

We are a party to a lease agreement with Cartwright, LLC, which owns 75% of our facility located in Irvine, California. Mr. Niedzwiecki, our Chief Executive Officer, owns a 50% interest in Cartwright, LLC. The Rasmussen Family Irrevocable Trust, established by Mr. Rasmussen, our Chairman, owns a 36.67% interest in Cartwright, LLC. Kent Rasmussen, Mr. Rasmussen’s son, serves as the trustee of The Rasmussen Family Irrevocable Trust and in such capacity has sole voting and dispositive power of such Trust. During fiscal year 2010, we paid $737,235 in base and other rent on our Irvine facility. Pursuant to the terms of the lease, the base rent is currently $83,537 per month. The aggregate amount of all lease payments due under the lease from May 1, 2010 until the lease expires is $5,896,962.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report therein.

To the Board of Directors:

The Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended April 30, 2010.

The Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, SEC rules, and other professional standards.

The Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the auditors their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010.

The Committee has also considered whether the provision of services by Ernst & Young LLP, other than services related to the audit of the financial statements referred to above and the review of interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Ernst & Young LLP.

The Audit Committee

Paul E. Grutzner, Chair

Brian A. Runkel

G. Scott Samuelsen

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has appointed Ernst & Young LLP as our independent auditor for the fiscal year ending April 30, 2011; Ernst & Young LLP also served as our independent auditor for the fiscal year ended April 30, 2010. Although not required to be voted upon by the stockholders, our Audit Committee and Board of Directors deem it appropriate for the approval to be submitted for ratification by the stockholders. The persons named in the accompanying proxy will vote the common stock represented by the proxy FOR the ratification of the approval of Ernst & Young LLP, unless a contrary choice has been specified in the proxy. If the stockholders do not ratify the approval of Ernst & Young LLP by a majority vote, the approval of independent auditors will be considered by our Audit Committee, although the Audit Committee would not be required to approve different independent auditors. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions.

In concluding that Ernst & Young LLP should be appointed as our independent auditor, the Audit Committee considered whether Ernst & Young LLP’s provision of any professional services other than its audit of our annual financial statements and reviews of quarterly financial statements is compatible with maintaining such auditor’s independence.

We incurred the following fees related to professional services provided by Ernst & Young LLP in connection with fiscal year 2010:

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for fiscal years 2010 and 2009, the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 for fiscal years 2010 and 2009, and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2010 and 2009 were $776,754 and $857,083, respectively.

Audit-Related Fees

The aggregate amount of fees billed by Ernst & Young LLP for professional services rendered during fiscal year 2010, other than services described above under “Audit Fees,” was $417,358 and related to assessing the accounting treatment of derivative instruments in response to a comment letter received from the SEC, Registration Statement review services and services in connection with the Schneider Power Inc. Management Information Circular. The aggregate amount of fees billed by Ernst & Young LLP for professional services rendered during fiscal year 2009, other than services described above under “Audit Fees,” was $120,809 and related to assessing the accounting treatment of derivative instruments in response to a comment letter received from the SEC and Form S-3 review services.

Tax Fees

Ernst & Young LLP billed us an aggregate of $42,800 for professional services rendered in fiscal year 2010, and $150,345 for professional services rendered in fiscal year 2009, for tax compliance, tax advice and tax planning.

All Other Fees

Ernst & Young LLP did not provide professional services in fiscal year 2010 or fiscal year 2009 for any other related matters.

Pre-Approval of Services by Auditors

The Audit Committee of our Board of Directors has adopted a policy requiring that all services provided to us by our independent auditors be pre-approved by the Audit Committee. The policy pre-approves specific types of services that our independent auditors may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by the Audit Committee prior to any engagement with respect to that type of service. The Audit Committee will review the pre-approval policy and establish fee limits annually, and may revise the list of pre-approved services from time to time.

Additionally, the Audit Committee delegated to its Chairman the authority to explicitly pre-approve engagements with our independent auditors, provided that any pre-approval decisions must be reported to the Audit Committee at its next scheduled meeting. If explicit pre-approval is required for any service, our Chief Financial Officer and our independent auditor must submit a joint request to the Audit Committee or its Chairman describing in detail the specific services proposed and the anticipated costs of those services, as well as a statement as to whether and why, in their view, providing those services will be consistent with the SEC’s rules regarding auditor independence.

Required Vote

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

PROPOSAL 3

RESOLUTION AUTHORIZING THE BOARD OF DIRECTORS TO AMEND THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO IMPLEMENT

A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK, PAR VALUE $0.001 PER

SHARE, AT A RATIO OF 1-FOR-20 AT ANY TIME PRIOR TO FEBRUARY 28, 2011

General

Our Board of Directors has approved, and is seeking stockholder approval of, a resolution to authorize the Board of Directors, in its sole and absolute discretion and without further action of the stockholders, to amend the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, par value $0.001 per share, at a ratio of 1-for-20 at any time prior to February 28, 2011.

If this Proposal 3 is approved by our stockholders, our Board of Directors will have the authority, but not the obligation, in its sole and absolute discretion and without further action on the part of the stockholders, to implement the reverse stock split at the ratio set forth above by filing an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. If the amendment has not been filed with the Delaware Secretary of State by the close of business on February 28, 2011, our Board of Directors will abandon the amendment and will not have the authority to implement the reverse stock split without again seeking and obtaining approval from our stockholders.

If the reverse stock split is implemented, the amendment to our Certificate of Incorporation would reduce the authorized number of shares of our common stock in proportion with the 1-for-20 ratio. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of our common stock outstanding immediately after the reverse stock split as such stockholder held immediately prior to the reverse stock split.

The form of the proposed amendment to our Certificate of Incorporation to effect the reverse stock split (the “Reverse Stock Split Amendment”) is attached to this Proxy Statement as Annex A; provided, however, that the text set forth in Annex A is subject to such changes as may be required by the Secretary of State of the State of Delaware or as our Board of Directors deems reasonably necessary and advisable to implement the reverse stock split.

Reasons for the Reverse Stock Split

The primary reason for implementing a reverse stock split would be to increase the market price per share of our common stock. The Board of Directors believes that a higher price per share would help ensure that the Company maintains the listing of its common stock on the NASDAQ Global Market. In addition, the Board believes that a higher price per share could result in an increased level of institutional stock ownership and could better enable the Company to raise capital to fund operations and expand its business.

Our common stock is currently listed on the NASDAQ Global Market. There are a number of continued listing requirements that we must satisfy in order to maintain our listing on the NASDAQ Global Market, including a requirement that our common stock maintain a closing price per share of at least $1.00 (the “Minimum Bid Price Rule”). We are currently not in compliance with the Minimum Bid Price Rule because the closing price of our common stock has not been at or above $1.00 per share since January 20, 2010.

On March 8, 2010, the NASDAQ Staff notified us that we were not in compliance with the Minimum Bid Price Rule because the closing price of our common stock was below $1.00 per share for the prior 30 consecutive business days. The NASDAQ Staff notice further stated that the Company had 180 calendar days, or until September 1, 2010, to regain compliance by attaining a closing bid price of at least $1.00 for a minimum of 10 consecutive business days; provided, however, under certain circumstances NASDAQ has the discretion to require us to maintain a closing price of at least $1.00 for more than 10 consecutive business days.

If we do not regain compliance with the Minimum Bid Price Rule by September 1, 2010, we will receive a notice from the NASDAQ Staff that our common stock is subject to delisting, at which time we will have the opportunity to appeal the determination to a NASDAQ Listing Qualification Panel. If our appeal is granted, we will then have to submit a plan to regain compliance. Based on applicable NASDAQ guidance, the only acceptable plan would be the implementation of a reverse stock split within a reasonable period of time. Alternatively, we may apply to transfer our common stock to the NASDAQ Capital Market if we satisfy the listing requirements for initial inclusion on the Capital Market, with the exception of the Minimum Bid Price Rule. In the event of such a transfer, we will be afforded an additional grace period to comply with the Minimum Bid Price Rule while listed on the NASDAQ Capital Market. We cannot provide any assurance that we will regain compliance with the Minimum Bid Price Rule prior to September 1, 2010 or that if we transfer our common stock to the NASDAQ Capital Market, we will meet the listing requirements for initial inclusion or regain compliance with the Minimum Bid Price Rule during the additional grace period.

We believe that maintaining the listing of our common stock on the NASDAQ Global Market is in the best interests of the Company and our stockholders. Listing on the NASDAQ Global Market increases the liquidity of our common stock and may minimize the spread between the “bid” and “ask” prices quoted by market makers. Further, maintaining our listing on the NASDAQ Global Market may enhance our access to capital that is necessary to fund our operations.

We also believe that the increased market price of our common stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total stock value than would be the case if the stock price were substantially higher. It should be noted, however, that the liquidity of our common stock may in fact be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split is implemented.

For the above reasons, we believe that having the ability to implement the reverse stock split will help us regain and maintain compliance with the NASDAQ listing requirements and could improve the marketability and liquidity of our common stock. Accordingly, we believe the reverse stock split is in the best interests of the Company and our stockholders. However, we cannot assure you that the reverse stock split, if implemented, will have the desired effect of proportionately raising our common stock price over the long term, or at all. The effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances is varied. Accordingly, we cannot assure you that we will be able to maintain our NASDAQ listing after the reverse stock split is implemented or that the market price per share after the reverse stock split will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may vary based on other factors unrelated to the number of shares outstanding, including our future performance. We also cannot assure you that our common stock will not be delisted in the future due to a failure to meet other continued listing requirements even if the reverse stock split is implemented.

IF OUR STOCKHOLDERS DO NOT APPROVE THE REVERSE STOCK SPLIT PROPOSAL, WE WOULD LIKELY BE DELISTED FROM THE NASDAQ GLOBAL MARKET DUE TO OUR FAILURE TO MAINTAIN COMPLIANCE WITH NASDAQ’S $1.00 MINIMUM BID RULE.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be implemented, if at all, only upon a determination by our Board of Directors that a reverse stock split is in the best interests of the Company and our stockholders. Notwithstanding approval of the reverse stock split by our stockholders, our Board of Directors may, in its sole discretion, abandon the proposed Reverse Stock Split Amendment and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect the reverse stock split prior to February 28, 2011, as permitted under Section 242(c) of the Delaware General Corporation Law. If our Board of Directors decides not to implement the reverse stock split prior to February 28, 2011, stockholder approval would again be required prior to implementing any subsequent reverse stock split.

Effects of the Reverse Stock Split

Except for minor adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the implementation of the reverse stock split as that stockholder held immediately prior to the reverse stock split. On July 31, 2010, we had approximately 186.1 million shares of common stock issued and outstanding (which includes approximately 1.0 million shares of Series B non-voting common stock) and approximately 213.9 million shares of common stock that were authorized but unissued (which includes approximately 1.0 million shares of Series B non-voting common stock). As of July 31, 2010, we had reserved approximately 106.6 million shares for future issuance, consisting of (i) approximately 16.8 million shares of common stock potentially issuable under our 2002 Stock Incentive Plan, (ii) approximately 53.4 million shares issuable upon exercise of warrants, (iii) approximately 21.3 million shares of common stock potentially issuable upon conversion of convertible debt (which includes shares potentially issuable in payment of accrued interest through the maturity date of the notes), and (iv) approximately 15.1 million shares of common stock potentially issuable in payment of certain other debt obligations which the Company has the right to pay using shares of its common stock. All of these share numbers will be adjusted in accordance with the ratio of the reverse stock split.

After the reverse stock split is implemented, each stockholder will own a reduced number of shares of our common stock based on the 1-for-20 ratio. Meaning, for every 20 shares of our common stock that a stockholder currently owns, such shares will be combined and converted into a single share of our common stock. We estimate that following the implementation of the reverse stock split we would have approximately the same number of stockholders. Except for any changes as a result of the treatment of fractional shares, the completion of the reverse stock split alone would not reduce any stockholder’s proportionate ownership interest in the Company. The implementation of the reverse stock split may, however, increase the number of stockholders of the Company who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Because the reverse stock split, if implemented, would result in a reduction in the number of outstanding shares of our common stock, it would be accompanied by a corresponding reduction in the number of shares of common stock that our Board of Directors is authorized to issue under our Amended and Restated Certificate of Incorporation. The Reverse Stock Split Amendment will not affect the number of shares of preferred stock which the Company may issue, which shall remain at 20,000,000 shares. There are no shares of preferred stock outstanding.

The table below illustrates the number of shares of common stock authorized for issuance following the reverse stock split, the approximate number of shares of common stock that would remain outstanding following the reverse stock split, the approximate number of shares of common stock reserved for future issuance following the reverse stock split, and the number of unreserved shares of common stock available for future issuance following the reverse stock split. The information in the following table is based on 186.1 million shares of common stock issued and outstanding as of July 31, 2010 (which includes 1.0 million shares of Series B non-voting common stock).

Proposed Ratio	Number of Common Shares Authorized	Approximate Number of Common Shares Outstanding	Approximate Number of Common Shares Reserved for Future Issuance	Approximate Number of Unreserved Common Shares Available for Future Issuance
1-for-20	20,000,000	9.30 million	5.33 million	5.37 million

Treatment of Fractional Shares

No fractional shares of common stock will be issued as a result of the reverse stock split. Instead, stockholders who otherwise would be entitled to receive a fractional share of common stock as a consequence of the reverse stock split will, upon surrender to the exchange agent of the certificates representing such fractional shares, be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price of our common stock on the business day immediately preceding the effective date of the reverse stock split as reported on the NASDAQ Global Market by (ii) the number of shares of our common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

Impact of the Proposed Reverse Stock Split if Implemented

If approved and implemented, the reverse stock split will automatically apply to all classes of the Company’s common stock. Except for adjustments that may result from the treatment of fractional shares as described above, the reverse stock split will not affect any stockholder’s percentage ownership or proportionate voting power.

Based on the number of shares, warrants and options outstanding and the principal amount due under our outstanding convertible notes and certain other debt instruments owed to our secured lender which we have the right to pay using shares of our common stock as of July 31, 2010, the principal effect of the proposed reverse stock split (at a ratio of 1-for-20) would be that:

•	the number of shares of our common stock issued and outstanding would be reduced from approximately 186.1 million to approximately 9.3 million shares;

•

the number of shares of our common stock issuable upon the exercise of outstanding warrants would be reduced from approximately 53.4 million to approximately 2.67 million (and the respective exercise prices of the warrants would increase by a factor of 20, equal to the inverse of the reverse split ratio);

•

the number of shares of our common stock issuable upon the exercise of outstanding stock options issued under our 2002 Stock Incentive Plan would be reduced from approximately 4.3 million to approximately 0.22 million (and the respective exercise prices of the options would increase by a factor of 20, equal to the inverse of the reverse split ratio);

•

the number of shares of our common stock potentially issuable upon the conversion of our outstanding convertible debt would be reduced from approximately 21.3 million to approximately 1.07 million (and the respective conversion price of the convertible debt would increase by a factor of 20, equal to the inverse of the reverse split ratio);

•

the number of shares of our common stock potentially issuable in payment of certain other debt obligations we owe to our secured lender which we have the right to pay using shares of our common stock would be reduced from approximately 15.1 million to approximately 0.76 million.

Exchange of Stock Certificates

The combination of, and reduction in, the number of shares of our outstanding common stock as a result of the reverse stock split will occur automatically on the date that the Reverse Stock Split Amendment is filed with the Delaware Secretary of State (the “Effective Date”), without any action on the part of our stockholders and without regard to the date that stock certificates representing the outstanding shares of our common stock prior to the Effective Date are physically surrendered for new stock certificates.

As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for our common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our common stock such stockholder is entitled to receive as a result of the reverse stock split. Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing our common stock prior to the reverse stock split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of our common stock that he or she holds as a result of the reverse stock split. New certificates will not be issued to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

If your shares are held in an account at a brokerage firm or financial institution, which is commonly referred to as your shares being held in “street name,” then you are the beneficial owner of those shares and the brokerage firm or financial institution holding your account is considered to be the stockholder of record. We intend to treat stockholders holding common stock in street name in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding common stock in street name. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

Accounting Consequences

The par value of our common stock will change from $0.001 to $0.02 per share. As a result, on the Effective Date of the reverse stock split, there will be no change in the stated capital on our balance sheet. The amounts of net income or loss per common share and net book value per common share will be increased because there will be fewer shares of our common stock outstanding.  We do not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed Reverse Stock Split Amendment, and we will not independently provide our stockholders with any such rights.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the implementation of the reverse stock split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act, and the implementation of the proposed reverse stock split will not cause the Company to go private.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock. It addresses only U.S. stockholders who hold the pre-reverse split common stock and post-reverse split common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and does not account for or consider the federal income tax consequences to stockholders in light of their individual investment circumstances or to stockholders subject to special treatment under the federal income tax laws, including but not limited to:

•	banks, financial institutions, thrifts, mutual funds or trusts;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currency;

•	real estate investment trusts, personal holding companies, regulated investment companies, or passive foreign investment companies;

•	foreign or United States expatriate stockholders;

•	stockholders who are not “United States persons,” as defined in Section 7701 of the Code;

•	controlled foreign corporations;

•	stockholders with a functional currency other than the U.S. dollar;

•	stockholders who hold the pre-reverse split common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment;

•	stockholders who hold the pre-reverse split common stock as “qualified small business stock” within the meaning of Section 1202 of the Code;

•	common trusts;

•	traders, brokers, or dealers in securities who elect to apply a mark-to-market method of accounting;

•	partnerships or other pass-through entities or investors in such entities;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	stockholders who acquired their pre-reverse split common stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan, or otherwise as compensation; or

•	holders of warrants or stock options.

In addition, this discussion does not address any tax considerations under state, local, gift, or foreign tax laws.

This summary is based upon the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof and all of which are subject to differing interpretations. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences of the reverse stock split to vary substantially from the consequences described herein. Further, no ruling from the Internal Revenue Service (the “IRS”) or opinion of legal or tax counsel will be obtained with respect to the matters discussed herein, and there is no assurance or guarantee that the IRS would agree with the conclusions set forth in this summary. This information is not intended as tax advice to any person and may not be relied upon to avoid penalties.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, GIFT, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION OR AUTHORITY.

The reverse stock split is intended to constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Certain filings with the IRS must be made by the Company and certain “significant holders” of our common stock in order for the reverse stock split to qualify as a recapitalization.

Assuming the proposed reverse stock split qualifies as a recapitalization, a U.S. holder of our common stock generally will not recognize gain or loss as a result of the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split common stock. A stockholder who receives cash in lieu of a fractional share interest in the post-reverse split common stock generally will recognize gain or loss equal to the difference, if any, between the cash received and the portion of the tax basis of the pre-reverse split common stock allocated to the fractional share interest. Subject to the limitations above and assuming the holder of our common stock holds such stock as a “capital asset” within the meaning of Section 1221 of the Code, such gain or loss will be long-term capital gain or loss if the pre-reverse split common stock was held for more than one year by the stockholder at the time of the reverse stock split. A U.S. holder’s aggregate tax basis of the post-reverse split common stock received in the reverse stock split will generally be equal to the aggregate tax basis of the pre-reverse split common stock exchanged therefore (excluding any portion of the stockholder’s tax basis allocated to fractional share interests). The holding period of the post-reverse split common stock received in the reverse stock split will include the holding period of the pre-reverse split common stock exchanged.

Assuming the reverse stock split qualifies as a recapitalization, no gain or loss for federal income tax purposes will be recognized by the Company as a result of the reverse stock split.

The foregoing discussion is intended only as a summary of certain U.S. federal income tax consequences of the reverse stock split and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences of the reverse stock split.

Required Vote

The affirmative vote of the holders of shares representing a majority of the Company’s issued and outstanding shares of common stock as of the Record Date is required to approve this Proposal 3. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on Proposal 3 and will have the same effect as a negative vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

PROPOSAL 4

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has approved, and is seeking stockholder approval of, a resolution to authorize our Board of Directors to amend Article IV of our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock that are authorized to be issued on a post-reverse stock split basis from 20,000,000 to 40,000,000 shares (“Authorized Shares Amendment”). No change will be made to the number of post-split shares of Series B common stock and shares of preferred stock that are authorized for issuance. If the reverse stock split described in Proposal 3 is not approved by our stockholders, or if it is approved by our stockholders but not implemented by our Board of Directors prior to February 28, 2011, then our Board of Directors will abandon the Authorized Shares Amendment as permitted under Section 242(c) of the Delaware General Corporation Law. If our Board of Directors decides to abandon the Authorized Shares Amendment, stockholder approval would again be required prior to implementing any subsequent amendment to increase our authorized shares of common stock. The full text of the proposed Authorized Shares Amendment is attached hereto as Annex B.

If the reverse stock split described in Proposal 3 is approved by our stockholders and implemented by our Board of Directors, our authorized shares of common stock will be 20,000,000, of which 100,000 shares will be Series B non-voting common stock. For illustration purposes only, if the 1-for-20 reverse stock split had been implemented and effective on July 31, 2010, we would have had a total of approximately 9.3 million shares of common stock issued and outstanding (which includes 0.05 million shares of our Series B non-voting common stock) and approximately 5.33 million shares of common stock reserved for future issuance pursuant to (i) our 2002 Stock Incentive Plan, (ii) exercise of outstanding common stock purchase warrants, (iii) conversion of convertible debt (including shares potentially issuable in payment of accrued interest), and (iv) payment of certain other debt obligations owed to our senior lender which we have the right to pay using shares of our common stock. Accordingly, as of July 31, 2010 we would only have approximately 5.37 million authorized shares of common stock available for future issuance (of which approximately 0.05 would be Series B nonvoting common stock) on a post-split basis. The Authorized Shares Amendment, if approved, would increase the number of shares of common stock available for future issuance from 5.37 million to 25.37 million (of which 0.05 million would be Series B non-voting common stock), but will have no effect on the number of authorized shares of our preferred stock.

If this Proposal 4 is approved, the Authorized Shares Amendment would only be implemented if our stockholders approve Proposal 3 and then, only if our Board of Directors implements the reverse stock split contemplated under Proposal 3. The additional shares of our common stock so authorized may be issued from time to time upon authorization of our Board of Directors, without further approval by our stockholders, unless otherwise required by applicable law or stock exchange requirements, and for such consideration as our Board of Directors may determine and as may be permitted by applicable law. The additional shares of common stock would have rights identical to the rights of our current common stockholders. The authorization of additional shares of our common stock pursuant to this proposal will have no dilutive effect upon the proportionate ownership and voting power of our current stockholders. However, the actual issuance of additional common stock in the future would dilute each existing stockholder’s proportionate ownership and voting power. The Company does not currently have any specific arrangements or understandings, either written or oral, to issue any of the additional authorized shares of common stock. However, the Company does anticipate that it will need to raise additional capital in the near term and plans to do so by issuing shares of its common stock.

Approval of this Proposal 4 will provide the Company with the flexibility it needs to use its common stock for a variety of business and financial purposes. Most importantly, it will allow the Company to raise needed working capital and to use shares of common stock to complete acquisitions and take advantage of other business opportunities as and when they arise without the delay and expense associated with holding a special meeting of stockholders. We currently do not have any intentions of using the additional shares to implement a poison pill, shareholder rights plan or any other plan of a similar nature. If this Proposal 4 is not approved, our ability to raise equity or debt capital on reasonable terms, if at all, execute our business plan, and take advantage of or execute on business opportunities as and when such opportunities arise will be adversely affected.

If this Proposal 4 is approved, then the Authorized Shares Amendment will become effective when we file a Certificate of Amendment with the Secretary of State of the State of Delaware.

Required Vote

Approval of Proposal 4 requires the affirmative vote of a majority of the outstanding shares of common stock as of the Record Date. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on Proposal 4 and will have the same effect as a negative vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4.

PROPOSALS OF STOCKHOLDERS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. Proposals of stockholders intended to be presented at our next annual meeting of stockholders and included in the Company’s proxy materials must be received by our Corporate Secretary at the address shown at the top of page one of this Proxy Statement, no later than May 2, 2011. All such proposals must also comply with the requirements of Rule 14a-8 of the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals failing to comply with the procedures of Rule 14a-8 will be excluded.

Stockholders also have the right under the Company’s Bylaws to bring business from the floor of the 2011 annual meeting, other than through a stockholder proposal in accordance with SEC rules. To do so, stockholders must give timely notice of the proposal in proper written form to the Corporate Secretary and otherwise comply with the provisions in the Bylaws pertaining to stockholder proposals. Pursuant to our Bylaws, stockholders must submit such proposals in writing to our Corporate Secretary at the address shown at the top of page one not later than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided however, that if the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which notice of the annual meeting date is first publicly disclosed. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder as they appear on the corporation’s books, and of such beneficial owner, and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER INFORMATION

Our Annual Report to Stockholders for fiscal year 2010 is enclosed with this Proxy Statement. Copies of our Annual Report on Form 10-K for fiscal year 2010, as filed with the SEC, will be provided to stockholders without charge upon written request to:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

klombardo@qtww.com

(949) 399-4500 (phone)

(949) 474-3086 (fax)

OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the Annual Meeting. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

By Order of the Board of Directors,

Kenneth R. Lombardo
Corporate Secretary

Irvine, California

August 27, 2010

ANNEX A

FORM OF CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

The corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That, in accordance with Section 242 of the DGCL, at a meeting of the Board of Directors of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Corporation”) held on June 30, 2010, resolutions were adopted setting forth the proposed amendment (the “Amendment”), declaring the Amendment to be advisable and directing that such Amendment be presented to the Corporation’s stockholders for consideration and approval at the next annual meeting of stockholders.

SECOND: That thereafter, the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon approved the Amendment at the annual meeting of the Corporation’s stockholders in accordance with Section 242 of the DGCL.

THIRD: Effective upon filing of this Certificate of Amendment with the Delaware Secretary of State, the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby further amended by deleting ARTICLE IV in its entirety and replacing it with the following:

IV. Shares

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is forty million (40,000,000) shares, consisting of twenty million (20,000,000) shares of common stock with a par value of $0.02 per share (the “Common Stock”) and twenty million (20,000,000) shares of preferred stock with a par value of $0.001 per share (the “Preferred Stock”). Upon this Certificate of Amendment becoming effective (“Effective Time”), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified into a different number of shares of Common Stock (the “New Common Stock”) such that each twenty shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one share of New Common Stock. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the Corporation shall pay to each holder of any such fraction an amount equal to the fair value thereof, as determined in good faith by the Board of Directors.

A. Preferred Stock. Any of the shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) may be issued from time to time in one or more series by the filing of a certificate pursuant to the DGCL (hereinafter referred to as a “Preferred Stock Designation”). Subject to the limitations and restrictions set forth in this Article IV, the Board of Directors of the Corporation (the “Board of Directors”), by resolution or resolutions, is authorized to create or provide for any such series and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the preferences upon liquidation, dissolution or winding up of the Corporation and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter otherwise expressly provided, in any and all respects as fixed and determined by the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in such stockholder’s name on the books of the Corporation. The Corporation shall exercise its power to issue Preferred Stock with the view of avoiding the issuance of fractional shares. No stockholder shall have the right to split whole shares into fractions.

B. Common Stock. Any of the shares of Common Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. Subject to the limitations and restrictions set forth in this Article IV, the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series and to fix the designations, powers, preferences and relative rights and restrictions thereof. One hundred thousand (100,000) shares of the authorized shares of Common Stock are hereby designated Series B common stock (the “Series B Common”). The relative powers, rights and restrictions granted to or imposed upon the Common Stock, Series B Common, or upon the holders thereof, are set forth below. Except as otherwise provided for herein, all issued and outstanding shares of Common Stock, whether or not separately designated as a series of Common Stock, including the Series B Common, and the holders thereof shall have the same powers and rights.

1. Dividends. The holders of shares of all series of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors, subject to the provisions of Subdivision A of this Article IV with respect to rights of holders of the Preferred Stock. The holders of all series of Common Stock shall share ratably, based upon the number of shares of Common Stock or Series B Common held by them, in all dividends to which the holders of Common Stock may be entitled.

2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after any preferential amounts to be distributed to the holders of any series of Preferred Stock then outstanding, the holders of all series of Common Stock shall share ratably, based upon the number of shares of Common Stock or Series B Common held by them, in all of the remaining assets of the Corporation available for distribution to its stockholders.

3. Voting. Except as otherwise provided by law and subject to the provisions set forth in this Article IV, the holders of all series of Common Stock issued and outstanding shall be entitled to vote one vote for each share thereof held on all matters. Except as otherwise provided by law or by any Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

4. Certain Defined Terms.

4.1(a) “Issued and Outstanding Common Shares” shall mean the issued and outstanding shares of Common Stock and all series of Common Stock.

4.1(b) “Extraordinary Common Stock Event” shall mean i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5. Designation of Powers and Rights of Series B Common. The Series B Common authorized under this Certificate of Incorporation shall be convertible into shares of Common Stock, as described in Section 5.3 below. In addition to the powers, rights, restrictions and other matters relating to the Common Stock described above, the Series B Common shall have the following additional rights and restrictions:

5.1 No Right To Vote. Except as is otherwise specifically required by law, the holders of the Series B Common shall not be entitled to vote on any matters and shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

5.2 Anti-Dilution Protection. Upon the happening of an Extraordinary Common Stock Event (as defined in Section 4.1(b) above) after the date this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the number of outstanding shares of Series B Common shall be adjusted, upward or downward, to that number of shares of Series B Common that is equal to the percentage of the Issued and Outstanding Common Stock (as defined in Section 4.1 (a) above) that the holders of the Series B Common held immediately prior to the Extraordinary Common Stock Event. If any such adjustment shall result in the reduction of the number of shares of outstanding Series B Common, the holders of certificates representing such shares shall surrender such certificates to the Corporation or its transfer agent for cancellation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Series B Common issuable upon such adjustment but shall maintain adequate records, accessible to each holder of Series B Common setting forth the effective date of the adjustment, the amount of the required adjustment and the computation thereof. The number of shares of outstanding Series B Common, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

5.3 Automatic Conversion. Upon the transfer by sale or gift or other means of irrevocable transfer of any of the outstanding shares of Series B Common to any person, corporation, trust or other entity which is an Unaffiliated Holder (as defined below), the transferred shares of Series B Common shall be automatically converted into an equal number of shares of Common Stock. The Corporation shall, as soon as practicable after receiving notice of such a transfer, issue and deliver to the Unaffiliated Holder in exchange for the transferred shares of Series B Common, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Upon such conversion and notwithstanding that the certificates evidencing such shares of Series B Common shall not have been surrendered, the shares so converted shall be deemed cancelled and shall not be issuable by the Corporation, the rights of the holders of the Series B Common with respect to such shares shall terminate and the authority of the Corporation to issue the transferred shares of Series B Common shall terminate. This Certificate of Incorporation shall be appropriately amended from time to time to effect the change in the Corporation’s authorized capital stock. For purposes of the preceding provisions of this section, an “Unaffiliated Holder” shall mean a natural person, corporation, partnership, trust or other entity that is not controlled by, or under common control with, General Motors, LLC, as determined by majority vote of the Board of Directors, excluding any directors nominated by or serving as representatives of General Motors Corporation; provided, further, that any direct or indirect ownership of an entity that represents twenty percent (20%) or more of the total voting power in an election of directors or managers shall be deemed a controlling interest, absent conclusive evidence to the contrary.

FOURTH: This Certificate of Amendment will be effective upon filing.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this      day of                     , 20    .

By:
Title:
Name:

ANNEX B

FORM OF CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

The corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That, by unanimous written consent of the Board of Directors of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Corporation”), resolutions were adopted setting forth a proposed amendment (the “Amendment”), declaring the Amendment to be advisable and directing that such Amendment be presented to the Corporation’s stockholders for consideration and approval at the next annual meeting of stockholders.

SECOND: That thereafter, the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon approved the Amendment at the annual meeting of the Corporation’s stockholders in accordance with Section 242 of the DGCL.

THIRD: Effective upon filing of this Certificate of Amendment with the Delaware Secretary of State, ARTICLE IV of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby further amended by deleting the first paragraph of ARTICLE IV in its entirety and replacing it with the following:

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is sixty million (60,000,000) shares, consisting of forty million (40,000,000) shares of common stock with a par value of per share of $0.02 (the “Common Stock”) and twenty million (20,000,000) shares of preferred stock with a par value of $0.001 per share (the “Preferred Stock”).

FOURTH: This Certificate of Amendment will be effective upon filing.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this      day of                     , 20    .

By:
Title:
Name:

B-1

FORM OF PROXY

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 30, 2010

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Alan P. Niedzwiecki and W. Brian Olson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Quantum Fuel Systems Technologies Worldwide, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held September 30, 2010, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE NOMINEE FOR THE BOARD, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4.

1.	ELECTION OF DIRECTORS.

ALAN P. NIEDZWIECKI

DALE L. RASMUSSEN

☐	FOR all nominees listed above.

☐	WITHHOLD AUTHORITY to vote for the nominees listed above.

To withhold authority for any individual nominee, strike a line through the nominee’s name on the list above.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR ITS FISCAL YEAR ENDING APRIL 30, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS SOLE AND ABSOLUTE DISCRETION WITHOUT FURTHER ACTION OF THE STOCKHOLDERS, TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK, $0.001PAR VALUE, AT A RATIO OF 1-FOR-20 AT ANY TIME PRIOR TO FEBRUARY 28, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 20,000,000 TO 40,000,000, CONDITIONED UPON AND SUBJECT TO STOCKHOLDER APPROVAL OF PROPOSAL 3 AND THE COMPANY’S IMPLEMENTATION OF THE REVERSE STOCK SPLIT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN THEIR DISCRETION, THE PROXY AGENTS NAMED ABOVE ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.